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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

           Certification and notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities and Exchange Act of 1934

                         COMMISSION FILE NO.: 0-28446

                            MITCHELL BANCORP, INC.
            (Exact name of registrant as specified in its charter)

       210 OAK AVENUE, SPRUCE PINE, NORTH CAROLINA 28777 -- (828) 765-7324
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (Title of each class of securities covered by this form)

                                     NONE
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    /X/            Rule 12h-3(b)(1)(ii)   / /
   Rule 12g-4(a)(1)(ii)   / /            Rule 12h-3(b)(2)(i)    / /
   Rule 12g-4(a)(2)(i)    / /            Rule 12h-3(b)(2)(ii)   / /
   Rule 12g-4(a)(2)(ii)   / /            Rule 15d-6             / /
   Rule 12h-3(b)(1)(i)    / /

Approximate number of holders of record as of the certification or notice date:
                                     NONE
                          REGISTRANT WAS MERGED INTO
                FIRST WESTERN BANK, BURNSVILLE, NORTH CAROLINA
                         EFFECTIVE DECEMBER 31, 1998

Pursuant to the requirements of the Securities Exchange Act of 1934, First Western Bank, as successor by merger to Mitchell Bancorp, Inc., has caused this certification/notice to be signed on behalf of the Registrant by the undersigned duly authorized person.

                                              FIRST WESTERN BANK


                                              By /s/ Ronnie E. Deyton
                                                 --------------------
                                                     Ronnie E. Deyton, President